FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment® Announces Plan for 50% Dividend Increase for Class A Shareholders
STAMFORD, Conn., February 19, 2008 - World Wrestling Entertainment, Inc. (NYSE:WWE) announced today that, subject to the receipt of a favorable tax ruling from the Internal Revenue Service, it anticipates increasing its regular quarterly cash dividend on Class A common stock to $0.36 per share. The Class B holders would agree to waive this increase for three years and instead continue to receive the current $0.24 per share quarterly cash dividend. The new Class A dividend would represent an 8.6% yield based on our most recent closing stock price. The Class A common stock is held by the Company’s public stockholders, and the Class B common stock is held by members of the McMahon family and their trusts.
A favorable tax ruling would permit the holders of the Class B common stock to waive the increase in dividends for a period of three years without adverse tax consequences to them. If the requested ruling is received by the Company prior to March 4, 2008, the Company could declare the increased dividend on its normal quarterly cycle, which would mean a record date of March 14, 2008 and a payment date of March 25, 2008.  While the Company believes that it will receive the ruling, no assurance can be given in this regard. If the ruling is not received by March 4, 2008, the Board expects that the increase would be included in the June dividend, assuming receipt of a favorable ruling by then.
Commenting on this announcement, Vincent K. McMahon, Chairman of the Board of Directors, said: “The plan for a dividend increase underscores our commitment to the Company’s public shareholders. The decision was supported by WWE’s strong financial performance and demonstrates our confidence in the Company’s future. We believe that we can continue to pursue our long-term growth initiatives while at the same time providing a very generous dividend, which should keep us on the right path toward building value for our shareholders.”
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.

Trademarks: All World Wrestling Entertainment, Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment, Inc.  ECW is a trademark of WWE Libraries, Inc.  All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant. Actual results could differ materially from those currently expected or anticipated.